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                                                                    Exhibit 99.1



                             FOR IMMEDIATE RELEASE
                             ---------------------

Contact:
Kevin McGrath                                 Barry Sloane
Cameron Associates, Inc.                      Chairman of the Board & CEO
212-245-8800                                  Newtek Capital, Inc.
Kevin@cameronassoc.com                        212-826-9022
                                              bsloane@newtekcapital.com


STIFEL NICOLAUS INITIATES COVERAGE OF NEWTEK CAPITAL WITH A BUY RECOMMENDATION AND A 12 MONTH PRICE TARGET OF $9 PER SHARE

New York, NY, Aug 10, 2001 - Newtek Capital, Inc. (AMEX: NKC), a specialist in acquiring, developing and operating early stage high growth businesses, today announced that Stifel Nicolaus & Company, Inc., a full service regional brokerage and investment banking firm based in St. Louis, Missouri, has initiated research coverage on the Company with a "BUY" rating ""and a 12-month price target of $9.00 per share.

The research report can be viewed on Stifel's website, www.stifel.com. For further information you may contact Barry Sloane, CEO, directly at 212-826-9022 or email at bsloane@newtekcapital.com.

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of seven CAPCOs in four states. Since 1998, Newtek has raised more than $119 million of certified capital and has made investments in 28 companies, 11 majority-owned or primarily controlled partner companies and investments in 17 other businesses. Newtek anticipates continuing its current pace of two to three investments per quarter. Newtek's portfolio of partner companies includes Transworld Business Brokers, Direct Creations, The Closeout Companies, Starphire Technologies, NicheDirectories, Group Management Technologies, Harvest Strategies, AIDA Corp and Merchant Data Systems. Newtek operates as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.



The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the core businesses of our partner companies.